EXHIBIT 16.1

Ramirez International
2100 SE Main Street
Suite 101
Irvine, CA 92614



June 21, 2006


Securities and Exchange Commission
Washington, DC 20549

Dear Sir or Madam,

On June 21, 2006, we were formally dismissed as principal independent accountants of China Agro Sciences Corp., formerly known as M-GAB Development Corporation ("China Agro"). This action appears to be made as a result of the merger of China Agro's subsidiary with another company, Dalian Holding Corp. ("DHC") effective May 1, 2006. As a result of this merger, China Agro's operations consist of the operations of DHC. The new management of China Agro determined that it was necessary to retain Paritz & Company, P.A., an independent auditor familiar with DHC's operations, to be the independent auditor for China Agro.

We have read Item 4.01 of the Form 8-K of China Agro Sciences Corp. dated July 21, 2006, and agree with the statements concerning our Firm contained therein.

There were no disagreements with management up to the date of our dismissal. For purposes of this letter, professional standards define a disagreement with management as a matter, whether or not resolved to our satisfaction, concerning a financial accounting, reporting, or auditing matter that could be significant to the Company's financial statements or the auditors' report.

Very Truly Yours,

/s/ Ramirez International

Ramirez International